Exhibit 4.1

QUORUM HEALTH CORPORATION

2018 RESTRICTED STOCK PLAN

1. Purpose. The purposes of this Quorum Health Corporation 2018 Restricted Stock Plan (the “Plan”) are (a) to encourage certain key employees to continue employment with Quorum Health Corporation (the “Company”) and its subsidiaries (“Affiliates”), and (b) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and the Company’s stockholders by providing them with awards of restricted stock. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with any lapse of restrictions on or payment with respect to Restricted Stock.

(b) “Award” means an award of Restricted Stock under the Plan.

(c) “Board” means the board of directors of the Company.

(d) “Cause” means, with respect to any Participant, unless the applicable Restricted Stock Agreement states otherwise: (i) if the Participant is a party to an employment agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (ii) if no such agreement exists, or if such agreement does not define Cause: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of duties, (C) involvement in a transaction in connection with the performance of duties to the Company or any of its Affiliates which transaction is adverse to the interests of the Company or any of its Affiliates and which is engaged in for personal profit, or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(e) A “Change in Control” shall mean the occurrence of any of the following, unless otherwise determined by the Committee in an applicable Restricted Stock Agreement or other written agreement approved by the Committee:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of Company Stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2(e), shares of Company Stock or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(1) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) A complete liquidation or dissolution of the Company; or

(C) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding shares of Company Stock or Voting Securities as a result of the acquisition of such shares or Voting Securities by the Company which, by reducing the number of shares of Company Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Company Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares of Company Stock or Voting Securities which increases the percentage of the then outstanding shares of Company Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, and (B) unless otherwise provided in the applicable Restricted Stock Agreement, with respect to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, solely for purposes of determining the timing of a payment pursuant to the Restricted Stock Agreement, a Change in Control shall mean a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and as may be amended from time to time. Any reference in the Plan to a specific section of the Code shall include any successor provision of the Code.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Company Stock” means common stock, par value $.0001 per share, of the Company.

(i) “Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

(j) “Disability” or “Disabled” means the Participant is determined by the Social Security Administration to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(k) “Effective Date” means December 18, 2018, the date as of which this Plan is adopted by the Board, subject to approval by the Company’s stockholders, provided such approval occurs before the first anniversary of the date the Plan is adopted by the Board.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system as of the date of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

(n) “Good Reason” shall mean, unless otherwise provided in a Restricted Stock Agreement, any of the following events or conditions with respect to a Participant, provided the Participant notified the Company of the condition within thirty (30) days of its occurrence, the Company did not remedy the condition within thirty (30) days of such notice, and the Participant then terminated employment within the next thirty (30) days:

(i) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, represents an adverse change from the Participant’s status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with the Participant’s status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such offices or positions, except in connection with the termination of the Participant’s employment for Disability, Cause, as a result of the Participant’s death or by the Participant other than for Good Reason;

(ii) a reduction in the Participant’s annual base salary below the amount as in effect immediately prior to the Effective Date;

(iii) the relocation of the offices of the Participant’s place of employment to a location more than twenty-five (25) miles from the location of such employment immediately prior to the Effective Date, or requiring the Participant to be based anywhere other than such offices, except to the extent the Participant was not previously assigned to a principal location and except for required travel on business to the extent substantially consistent with the Participant’s business travel obligations at the time of the Effective Date;

(iv) the failure to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Affiliates in which the Participant participated, within seven (7) days of the date such compensation is due;

(v) the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Participant was participating immediately prior to a Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Participant or (B) provide the Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Participant was participating immediately prior to a Change in Control; or

(vi) the failure of the Company to obtain from its successors or assigns an express assumption and agreement to perform any Restricted Stock Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(o) “Participant” means any employee of the Company or an Affiliate who receives an Award under the Plan.

(p) “Plan Year” means the calendar year.

(q) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 5.

(r) “Restricted Stock Agreement” means the agreement between the Company and the Participant that contains the terms, conditions, and restrictions pertaining to the Restricted Stock Award.

(s) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(t) “Securities Act” means the Securities Act of 1933, as amended.

(u) “Taxable Year” means the fiscal period used by the Company for reporting taxes on income under the Code.

3. Stock Subject to the Plan. This Plan provides for the award of Restricted Stock to eligible Participants.

(a) Subject to Section 10 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 625,000 shares of Company Stock, which shall be authorized but unissued shares. Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant.

(b) In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares of common stock, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Company, the Committee shall make such adjustments as may be appropriate, in its discretion, in the number and kind of shares of Company Stock reserved for Awards and in the number, kind and price of Company Stock covered by Awards made pursuant to the Plan.

(c) Each Restricted Stock Award under this Plan will be for a set number of shares of Company Stock. A Restricted Stock Award will be set forth in an individual Restricted Stock Agreement. Each Restricted Stock Agreement will set forth the specific number of shares and a vesting period for the specific Restricted Stock Award. At such time as the Restricted Stock Award is fully vested, the Company Stock will be transferable for Fair Market Value, subject to the Detrimental Activity provisions of Section 6(a)(i).

(d) The Restricted Stock Agreement shall contain the terms, conditions and restrictions pertaining to the Restricted Stock Award. Such restrictions shall not expire less than one year from the date on which the restricted stock was awarded if the restrictions are based on the passage of time, or less than one year from the date on which the restricted stock was awarded if the restrictions are based on the achievement of performance goals. However, the Committee may in its discretion provide that restrictions will expire at an earlier time as a result of the Disability, death or retirement of a Participant, termination of the Participant’s employment with the Company or its Affiliates without Cause or for Good Reason.

4. Eligibility.

(a) All present and future employees of the Company or any Affiliate of the Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or any Affiliate shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 8, to select eligible employees to receive Awards and to determine for each employee the nature of the award and the terms and conditions of each Award.

(b) The grant of an Award shall not obligate the Company or any Affiliate to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

5. Awards.

(a) Restricted Stock. All Awards shall be in the form of Restricted Stock. Whenever the Committee deems it appropriate to make an Award, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall be in the form of the Restricted Stock Agreement. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

(b) Non-Transferability. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant’s Restricted Stock Agreement have expired or been removed pursuant to paragraph (d) or (e) below.

(c) Dividend and Voting Rights. Upon issuance of the shares of Restricted Stock, the Participant shall have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect thereto. Certificates representing Restricted Stock shall be held by the Company until the restrictions expire and the Participant shall provide the Company with appropriate stock powers endorsed in blank.

(d) Vesting. Each Award of Restricted Stock will be subject to forfeiture. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse, and vesting shall occur, upon satisfaction of the conditions specified in the Restricted Stock Agreement. During any vesting period, the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under this Plan. In the event of the Participant’s Disability or death or in the event of a termination of the Participant’s employment without Cause or for Good Reason, all restrictions imposed on shares granted under a Restricted Stock Award shall lapse and such shares shall become fully vested.

(e) Withholding Taxes. Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the terms of the grant so permit, the Participant may elect to (i) to deliver shares of Company Stock (valued at their Fair Market Value) or (ii) to have the Company retain that number of shares of Company Stock

(valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

6. Cancellation and Rescission of Awards.

(a) Unless the Restricted Stock Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired or unvested Awards at any time if the Participant is not in compliance with all applicable provisions of the applicable Restricted Stock Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” For purposes of this Section 6, “Detrimental Activity” includes any of the following:

(i) within fifty miles of any business office of the Company, the Participant renders services for any organization or engages directly or indirectly in any business which is or becomes competitive, prejudicial or in conflict with the interests of the Company or any Affiliate;

(ii) without prior written authorization from the Committee, the Participant discloses any confidential information or material, relating to the business of the Company or any of its Affiliates to anyone outside the Company or any of its Affiliates;

(iii) the Participant engages in any activity that results in termination of employment for Cause;

(iv) the Participant violates of any rules, policies, procedures or guidelines of the Company or any Affiliate;

(v) the Participants attempts directly or indirectly to induce any employee of the Company or any Affiliate to be employed or perform services elsewhere or attempts directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any Affiliate;

(vi) the Participant is convicted of, or enters guilty plea with respect to, a crime (other than traffic violations or similar offenses), whether or not connected with the Company or any Affiliate; or

(vii) the Participant engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company of any Affiliate.

(b) In the event a Participant fails to comply with the provisions of 6(a)(i)-(vii) prior to vesting of the Award, the Restricted Shares awarded will not vest and all of the Participant’s Restricted Shares will be forfeited.

(c) In the event the Participant’s employment with the Company terminates other than by the Company without Cause, by the Participant for Good Reason or on account of death or Disability, the Restricted Shares awarded will not vest and all of the Participant’s Restricted Shares will be forfeited.

(d) In the event the Participant engages in competition with the Company, as described in Section 6(a)(i), then the following restrictions shall apply to the Company Stock awarded the Participant under this Plan and such restrictions shall be included in the Restricted Stock Agreement:

(i) Within sixty (60) days of the Participant’s engaging in competitive activities, the Participant shall sell at Fair Market Value all Company Stock to the Company; and

(ii) Within sixty (60) days of the Participant’s engaging in competitive activities, the Participant shall remit to the Company the excess of the value received for any Company Stock sold in the prior twelve (12) months over the current Fair Market Value of such Company Stock.

7. Amendment of the Plan and Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 3(b) relating to adjustments upon changes in Common Stock and Section 7(c), no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law, regulation or exchange requirement. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

(e) Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

8. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(a) The Committee may establish, from time to time and at any time, subject to the approval of the Board and subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan.

(b) The Committee shall from time to time submit to the Board for its approval the names of those executives and employees who, in its opinion, should receive Awards, and shall recommend the numbers of shares on which Awards should be granted to each such person and the nature of the Awards to be granted.

(c) Awards shall be granted by the Company and shall become effective only after prior approval of the Board or, if authorized by the Board, the Chief Executive Officer, and upon the execution of a Restricted Stock Agreement, as applicable, between the Company and the recipient of the Award.

(d) All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligation to be satisfied through cash payments, through the surrender of shares of Company Stock which the Participant already owns, or through the surrender of shares of Company Stock to which the Participant is otherwise entitled under the Plan.

(e) The Committee’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final, unless otherwise determined by the Board. No member of the Committee or the Board shall be liable for any action taken or determination made, in respect of the Plan, in good faith.

(f) The Committee may impose such other terms and conditions not inconsistent with the terms of the Plan, as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Company Stock, (ii) the grant or exercise of purchase rights under the Plan, or (iii) the shares of Company Stock acquired under the Plan.

(g) Notwithstanding any other provisions of the Plan, the Company shall have no obligation to deliver any shares of Company Stock under the Plan or make any other distribution of benefit under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Exchange Act or the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(h) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(i) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(j) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

9. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

10. Compliance with the Code. The terms of this Plan are subject to the provisions of the Code and all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate with respect to provisions of the Code. The Committee shall interpret the Plan in a manner that will cause the Plan and any Award to comply with all applicable provisions of the Code.

11. Regulatory Compliance. The terms and operation of this Plan are subject to any regulatory approval or oversight and such terms and operations shall be conformed as required by any regulators.

12. Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 12, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

13. General Provisions.

(a) The adoption of this Plan and any setting aside of cash amounts or shares of Company Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor a Participant’s permitted transferees or estate shall have any interest in any assets of the Company by virtue of this Plan, except as a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust subject to the claims of the Company’s creditors to discharge its obligations under the Plan.

(b) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate of the Company, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or outside directors of the Company or any Affiliate of the Company.

(c) The Plan shall be binding upon the Company, its successors and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

(d) This Plan and any award agreements or other documents entered into in connection with the Plan shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

Dated: December 18, 2018.

QUORUM HEALTH CORPORATION

By:	/s/ Alfred Lumsdaine

Title:	Executive Vice President and Chief Financial Officer